                                                                EXHIBIT h(12)(f)


                        NOTICE OF ADDITION OF FUNDS TO

                  SHAREHOLDER SUB-ACCOUNTING SERVICES AGREEMENT


         This Notice of Addition of Funds, dated May 12, 1999, is made pursuant to Paragraph 10 of that certain Shareholder Sub-Accounting Services Agreement (the "Agreement"), dated as of October 1, 1993, by and among AIM Tax-Exempt Funds, Inc. (on behalf of its AIM Tax-Exempt Cash Fund, AIM Tax-Exempt Bond Fund of Connecticut, and AIM Tax-Free Intermediate Shares); AIM International Funds, Inc. (on behalf of its AIM International Equity Fund); AIM Investment Securities Funds (on behalf of its AIM Adjustable Rate Government Fund and AIM Limited Maturity Treasury Shares); AIM Equity Funds, Inc. (on behalf of the retail classes of its AIM Charter Fund, AIM Constellation Fund, AIM Weingarten Fund and AIM Aggressive Growth Fund Portfolios); AIM Funds Group (on behalf of its AIM Growth Fund, AIM Utilities Fund, AIM Government Securities Fund, AIM Income Fund, AIM Municipal Bond Fund, AIM High Yield Fund, AIM Money Market Fund, AIM Value Fund and AIM Balanced Fund) (collectively, the "AIM Funds"); First Data Investor Services Group, Inc. ("FDISG"); Financial Data Services, Inc. ("FDS"); and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").

         WHEREAS, the above-named parties entered into the Agreement for the purpose of having FDS and MLPF&S perform certain administrative services and functions for the benefit of certain shareholders of the AIM Funds who maintain shares in brokerage accounts with MLPF&S; and

         WHEREAS, Paragraph 10 of the Agreement permits other mutual funds which are managed by A I M Advisors, Inc. to become parties to the Agreement by (i) giving written notice to FDISG and MLPF&S or FDS that such funds have elected to become such a party and (ii) having the Agreement executed on their behalf;

         NOW, THEREFORE, pursuant to Paragraph 10 of the Agreement, the undersigned funds state as follows:

         1. Addition of Fund. AIM Equity Funds, Inc. ("AEF") (on behalf of its AIM Growth and Income Fund and AIM Dent Demographic Trends Fund) ("New Portfolios") hereby notifies FDISG, MLPF&S and FDS that it elects to become a party to the Agreement. For all purposes under the Agreement, the terms "AIM Fund" and "AIM Funds" shall be deemed to include the New Portfolios.

         2. Date of Effectiveness. The addition of the New Portfolios as AIM Funds under the Agreement shall be deemed to have been effective as of June 7, 1999 (the date public offering of their shares commenced).

         3. Execution of Agreement. This Notice of Addition of Funds shall serve as the operative document by which AEF on behalf of the New Portfolios shall be deemed to have executed the Agreement as a party thereto.

         IN WITNESS WHEREOF, the undersigned has caused this Notice of Addition of Funds to be executed by its duly authorized representative as of the date first above written.

AIM EQUITY FUNDS, INC.
(on behalf of its AIM Growth and Income Fund and AIM Dent Demographic Trends
Fund)


By: /s/ ROBERT H. GRAHAM
    --------------------
        Robert H. Graham
        President
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